EXHIBIT 99.1

Bill W. Wheat, EVP & CFO
301 Commerce Street, Suite 500, Fort Worth, TX 76102
817-390-8200
February 13, 2006

D.R. HORTON, INC., AMERICA’S BUILDER, TO FULLY REDEEM ITS 9.375% SENIOR SUBORDINATED NOTES DUE 2011

FORT WORTH, TEXAS – D.R. Horton, Inc. (NYSE:DHI), America’s Builder, the largest homebuilder in the United States, Monday (February 13, 2006), announced that it is calling all of its 9.375% Senior Subordinated Notes due March 15, 2011 for full redemption on March 15, 2006 in accordance with the terms of the indenture governing the notes. The 9.375% Senior Subordinated Notes will be redeemed at a redemption price of $1,046.88 per $1,000 note outstanding, which will result in an aggregate redemption price of approximately $209.4 million to be paid on March 15, 2006. On March 15, 2006 accrued and unpaid semi-annual interest of $46.875 per $1,000 note, approximately $9.4 million in the aggregate, will be paid to holders of record as of March 1, 2006. Holders of the notes will receive by mail a Notice of Full Redemption setting forth the redemption procedures.

D.R. Horton, Inc., America’s Builder, is the largest homebuilder in the United States, delivering more than 51,000 homes in its fiscal year ended September 30, 2005. Founded in 1978 in Fort Worth, Texas, D.R. Horton has expanded its presence to include 77 markets in 26 states in the Mid-Atlantic, Midwest, Southeast, Southwest and Western regions of the United States. The Company is engaged in the construction and sale of high quality homes with sales prices ranging from $90,000 to $900,000. D.R. Horton also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

www.DRHORTON.com